NEWS RELEASE

FOR IMMEDIATE RELEASE

November 15, 2010

CAPITOL FEDERAL FINANCIAL

BEGINS SECOND-STEP STOCK OFFERING

Topeka, KS – Capitol Federal Financial (NASDAQ:CFFN) (“CFFN” or the “Company”), the mid-tier holding company for Capitol Federal Savings Bank, today announced that it has received all necessary regulatory approvals and has commenced its second-step stock offering.  The offering is being undertaken in connection with the Company’s reorganization from the mutual holding company structure to a full stock holding company structure.  The shares are being offered by Capitol Federal Financial, Inc., the stock holding company that will be the successor to CFFN as a result of the reorganization.  The shares of common stock being offered represent the 71% interest in CFFN’s common stock that is currently held by Capitol Federal Savings Bank MHC, a mutual holding company formed in 1999.

The shares will be offered first to members of Capitol Federal Savings Bank MHC who exercised their subscription rights by subscribing for shares in the initial subscription offering, which concluded on August 12, 2010.  Subject to the priority rights of these former subscribers, the shares are being concurrently offered to the general public in a community offering.  Capitol Federal Financial, Inc. will mail new offering materials to all previous subscribers in the initial offering.

The resolicitation and community offering will conclude at 4:00 p.m. on Tuesday, December 7, 2010.  Persons interested in purchasing shares in the community offering may obtain offering materials by calling the Stock Information Center, toll-free, at 877-518-0123.  The Stock Information Center will be open from 10:00 a.m. to 4:00 p.m. Central Time, Monday through Friday, beginning on Tuesday, November 16th, and will be closed Thursday and Friday, November 25th  and 26th, in observance of the Thanksgiving holiday.

Shares of common stock not subscribed for in the resolicitation and community offering are being offered to the general public through a syndicate of selected dealers on a best efforts basis.  Sandler O’Neill & Partners, L.P. is acting as sole book-running manager and Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne Agee & Leach, Inc. and Stifel, Nicolaus & Company, Incorporated are serving as co-managers of the offering. The syndicated offering is commencing concurrently with the resolicitation and community offering and may conclude at any time on or after December 7, 2010.

Upon the completion of the offering, current CFFN stockholders other than Capitol Federal Savings Bank MHC will receive shares of common stock of Capitol Federal Financial, Inc. pursuant to an exchange ratio that will result in the existing public stockholders owning the same percentage of Capitol Federal Financial, Inc. common stock as they owned of CFFN common stock immediately prior to the completion of the conversion.  We expect to issue a minimum of 49,344,965 shares and a maximum of 66,760,835 shares of common stock in the exchange.  As a result, Capitol Federal Financial, Inc. will be 100% owned by public stockholders and will own 100% of the stock of Capitol Federal Savings Bank.  Capitol Federal Financial, Inc. also intends to make a $40 million cash contribution to the Capitol Federal Foundation in connection with the conversion.

In view of the decrease in the independent appraisal of the common stock of Capitol Federal Financial, Inc., Capitol Federal Financial will be asking all stockholders to vote again on the plan of conversion and reorganization and the cash contribution to the Capitol Federal Foundation.  Proxy materials are being mailed to stockholders of CFFN on or about November 15, 2010.  The meeting of stockholders will be held on December 15, 2010 at 1:30 p.m. Central Time, at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas.  Completion of the conversion and offering is also subject to, among other things, the receipt of final regulatory approvals.

Capitol Federal Financial, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Capitol Federal Financial, Inc. has filed with the SEC for more complete information about Capitol Federal Financial, Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Capitol Federal Financial, Inc. or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Company toll-free at 1-877-518-0123 or by calling Sandler O’Neill & Partners, L.P. toll free at 1-866-805-4128.

Capitol Federal Financial, Inc. has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission because it contains important information.  Stockholders of CFFN are encouraged to read the proxy statement/prospectus.  Investors are able to obtain all documents filed with the SEC free of charge at their website, www.sec.gov.  In addition, documents filed with the SEC by Capitol Federal Financial, Inc. are available free of charge from the Investor Relations Officer of the Company at 700 S. Kansas Ave., Topeka, Kansas, telephone 1-785-270-6055.  The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies in favor of the conversion from the shareholders of the Company.  Information about the directors and executive officers of the Company is included in the proxy statement/prospectus filed with the SEC.

For further information contact:
John Dicus	Kent Townsend
President and Chief Executive Officer	Executive Vice President and Chief Financial
700 S Kansas Ave.	Officer
Topeka, KS 66603	700 S Kansas Ave.
(785) 231-6370	Topeka, KS 66603
jdicus@capfed.com	(785) 231-6360
ktownsend@capfed.com
Jim Wempe
Vice President, Investor Relations
700 S Kansas Ave.
Topeka, KS 66603
(785) 270-6055
jwempe@capfed.com